Exhibit 10.19

August 22, 2008

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”), effective this 22nd day of August, 2008 (the “Effective Date”), between Health Discovery Corporation, a corporation of the State of Georgia, U.S.A., with its principal place of business at 2 East Bryan Street, Suite # 601, Savannah, Georgia, hereinafter referred to as “HDC”,

and

SMART PERSONALIZED MEDICINE, LLC., a limited liability corporation of the State of Delaware, U.S.A., with its registered office at 203 NE Front Street, Suite 201, Milford, Kent County, DE  19963, and a mailing address at c/o Richard Caruso P.O. Box 190, Villanova, PA 19085, hereinafter referred to as “SPM.”

W I T N E S S E T H, That:

WHEREAS, HDC has certain patent rights and technology covering systems and methods for enhancing knowledge discovered from data using learning machines in general and Support Vector Machines (SVM) in particular; and

WHEREAS, SPM desires to obtain the rights to the Licensed Technology and to use such patent rights and technology in the Field of Use on the terms set forth hereinbelow.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

ARTICLE I.           DEFINITIONS

As used in this Agreement the following terms, whether singular or plural, shall have the following meanings:

A.           “Affiliate” shall mean any corporation or other entity that controls, is controlled by or is under common control with a party.  A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly controls more than fifty percent (50%) of the voting stock or other ownership interests of the other corporation or entity, or if it possesses the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

B.            “SPM Net Proceeds” shall mean receivables received by SPM or Affiliates of SPM from a third party pursuant to use of the Licensed Technology in accordance herewith, less costs associated with the use and application of the Licensed Technology incurred by SPM in generating such receivables, as determined in accordance with generally-accepted accounting principles (GAAP).  SPM Net Proceeds includes reimbursements for the sale, use, or other transfer of a Licensed Product which generates information relating to breast cancer, such as a reported result or prognosis (each, a “Test”).

August 22, 2008

C.           “Field of Use” shall mean diagnostic, prognostic, or predictive tests related to breast cancer, and/or the choice of therapeutic agents for improving the clinical outcome of breast cancer, such tests based on data obtained from any source or analysis, including, but not limited to, biopsied breast tissue, plasma, imaging analysis, or other means of assessing a patient for breast cancer, whether invasive or noninvasive.

D.           “License” shall mean the license granted pursuant to Article II of this Agreement.

E.            “Licensed Technology” shall mean, collectively, Licensed Know-How, Licensed Patents, and Licensed Products.

F.            “Licensed Know-How” shall mean the existing techniques, algorithms, applications, and SVM technology, and improvements thereto, in the Field of Use, that HDC has developed or to which HDC has obtained rights, not specifically claimed in a Licensed Patent.

G.            “Licensed Patents” shall mean all HDC patents and pending patent applications in existence as of the Effective Date including those listed in Attachment A, and any divisions, continuations, and continuations-in-part, or reissues or reexaminations of any patent or pending patent application identified herein (the “Existing Patents”; and each, an “Existing Patent”), and any patents issuing from the Existing Patents and their foreign equivalents, and any of the patent or patent applications to which any of the Existing Patents directly or indirectly claims priority, or forms a basis for priority, to the extent that such patents or patent applications not listed in Attachment A have claims that cover the Field of Use.

H.           “Licensed Product” shall mean a product, including, but not limited to, devices, diagnostic kits, prognostic kits, test reagents, research reagents, proprietary compositions, substances, methods, documentation, software, services or a part thereof, the manufacture, use, sale, offer to sell, importation, distribution, or transfer of which:

(1)	is covered in whole or in part by one or more unexpired claims of a Licensed Patent in the country in which the Licensed Product is made, used, imported, distributed, or sold; or

(2)	is covered in whole or in part by any un-cancelled claim being prosecuted in a Licensed Patent in the country in which the Licensed Product is made, used, distributed, or sold.

Licensed Product is covered by an unexpired claim of a Licensed Patent if, in the course of manufacture, use, importation, distribution, or sale, it would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent that is not cancelled and has not been held invalid by a court from which no appeal can be or has been taken in the time permitted for appeal.

I.              “Licensed Territory” shall mean worldwide.

J.              “Effective Date” shall mean the date indicated above as the effective date of this Agreement.

August 22, 2008

ARTICLE II.          GRANT OF LICENSE

A.            Grant of License.

As of the Effective Date of this Agreement, and subject to the delivery to HDC of the equity interest in SPM in accordance with Article IV.A. herein, HDC hereby grants to SPM an exclusive License to the Licensed Technology, including the right to make, have made, use, import, distribute, and sell any Licensed Product in the Field of Use within the Licensed Territory.  SPM shall also have the right under the License to grant sublicenses to Affiliates and, upon prior approval by HDC, which shall not be unreasonably withheld, to third parties.

B.            Non-Assert Provision

During the term of this Agreement and so long as SPM is not in default with respect to any payment due to HDC hereunder:

1.           HDC will not assert any Licensed Patent or Licensed Know-How to prevent SPM or any licensed Affiliate of SPM from making, having made, using, importing, distributing, or selling any Licensed Product in the Field of Use that is subject to SPM Fees (as defined below) within the Licensed Territory; and

2.           HDC will not assert any other patent or patent application now or hereafter controlled (in the sense of having the right to grant licenses or sublicenses) by HDC corresponding in subject matter to the Licensed Technology to prevent SPM or any Affiliate of SPM from making, having made, using, importing, distributing, or selling any Licensed Product in the Field of Use that is subject to SPM Fees within the Licensed Territory.

C.            Right of First Refusal

If, at any time HDC, independent of SPM, develops and desires to sell, transfer, assign, or license to one or more third parties, any new technology related to the Licensed Technology and applicable in the Field of Use, HDC shall first offer such rights to SPM by delivering a written notice to SPM.  SPM shall have the right, within thirty (30) days following receipt of such written notice, to negotiate with HDC commercially reasonable terms to add such new technology to this Agreement.  If the parties are unable to come to terms within said thirty (30)-day period, HDC shall have the right to offer such new technology to third parties.  In the event a third-party expresses a willingness to accept HDC’s terms (license fee, royalty rate, minimum volume), HDC shall then notify SPM of such terms and offer them to SPM. SPM shall then have fourteen (14) days to accept the terms in writing.  Following delivery of such written acceptance to HDC, the new technology shall be deemed added to Attachment B hereto and/or included as part of the Licensed Technology pursuant to the terms herein.

August 22, 2008

ARTICLE III.        WARRANTIES AND INDEMNITY

A.            Limitations on Liability; Indemnity.

HDC does not warrant or guarantee any particular result will be obtained through SPM’s use of the Licensed Technology.  HDC shall not be liable to SPM or any customer of SPM because of any failure in the commercial operations of SPM or any SPM customer.  Moreover, HDC does not warrant or guarantee against health or safety hazards to workers who use, or purchasers of products made from, the Licensed Technology.

Consistent with the foregoing, SPM shall indemnify, defend, and hold HDC harmless from any loss and expenses (including reasonable attorneys’ fees, settlements and judgments) resulting from illness, injury, or death to persons (including employees of HDC), or loss or damage to property (including property of HDC and its customers) or the environment, incurred by HDC, or a third party, and resulting in any way whatever the cause may be arising out of, or pertaining to, the subject matter of this Agreement, unless the same is proven to have been caused directly by bad faith, gross negligence, or willful misconduct on the part of HDC.

HDC shall promptly notify SPM in writing of any suits, claims, actions, demands, complaints, lawsuits or other proceedings (each a “Claim”) that are subject to indemnification under this Agreement.  SPM under this Agreement, shall have the sole authority to settle any indemnified Claim without the consent of HDC, provided, however, that SPM shall not, without the written consent of HDC, as part of any settlement or compromise (i) admit to liability on the part of HDC; (ii) agree to an injunction against HDC; or (iii) settle any matter in a manner that separately apportions fault to HDC.  As part of the settlement of any Claim, SPM shall obtain a full, complete, and unconditional release from the claimant on utilizing attorneys of its choice, at its own expense.

NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY LOSS OF PROFITS, BUSINESS INTERRUPTION, OR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT.  NOTWITHSTANDING THE ABOVE, THIS PARAGRAPH SHALL NOT APPLY TO ANY LIABILITY FOR DAMAGES ARISING FROM (A) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE IX OF THIS AGREEMENT; OR (C) LIABILITY FOR INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS AS SET FORTH IN THIS ARTICLE III.A.

B.            HDC Warranties.

HDC has entered into prior license agreements for the use of SVM technology with Pfizer Inc. (“Pfizer”) and Bruker Daltonics, Inc. (“Bruker”).  After reasonable investigation, HDC is of the belief and understanding that neither Pfizer nor Bruker is in the business of manufacturing or marketing diagnostic tests in the Field of Use, and that neither of the prior licenses give the respective licensees, i.e., Pfizer or Bruker, the right to sublicense to third parties.  In the event, however, that Pfizer and/or Bruker bring to market a product that is authorized by their respective license from HDC and that directly competes with an SPM Licensed Product in the Field of Use, Article IV.B.3. shall govern the fees payable hereunder.

August 22, 2008

Subject to the foregoing, HDC represents and warrants that HDC has the exclusive right to license the Licensed Technology on the terms and conditions of this Agreement.

1.           After reasonable investigation, to the best of HDC’s knowledge, Licensed Products made, used, sold, or otherwise disposed of pursuant to this License Agreement, are free from infringement of patents or any other intellectual property rights of others. Should HDC receive notice of any third party claim of infringement, it shall immediately notify SPM in writing.

2.           HDC has full power and authority, and has obtained all third party consents, approvals, assignments and/or other authorizations required, to enter into this Agreement and to carry out its obligations hereunder.

3.           Subject to Article VIII.A., HDC shall undertake all actions necessary for prosecution and maintenance of the Licensed Patents, including payment of maintenance, annuity, and renewal fees as required by the respective national patent offices that issued the patents, and payment of all attorney fees and costs for prosecution, maintenance, and grant of any pending patent applications.

4.           HDC has obtained and recorded duly executed assignments for the Licensed Patents as necessary to perfect its rights and title therein, in accordance with governing law and regulations in each respective jurisdiction.

5.           There are no existing agreements, commitments, proposals, offers, or rights with, to, or in any person to acquire any of the rights under the Licensed Technology that would prevent, alter, or hinder the performance of the obligations hereunder.

6.           No licenses or other rights under the Licensed Technology have been granted or retained by HDC, or any third party, including but not limited to any prior owners, or inventors as to the Field of Use.

7.           None of the Licensed Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and HDC does not know of and has not received any notice or information of any kind from any source suggesting that any of the Licensed Patents may be invalid, unpatentable, or unenforceable.

8.           To the extent “small entity” fees were paid to the United States Patent and Trademark Office with respect to any Licensed Patent, the payor qualified as a “small entity” and at the time such payment was made, entitled to pay “small entity” fees, and had not licensed rights in the Licensed Patent to an entity that was not a “small entity.”

August 22, 2008

9.           To the best of its knowledge, neither HDC nor its agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Licensed Patents or hinder their enforcement.

10.         None of the Licensed Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or similar proceeding, and no such proceedings are pending or threatened.

11.         There are no actions, claims, or proceedings threatened, pending, or in progress related to the Licensed Technology.

12.         Subject to notices listed in Attachment C, HDC has not put a third party on notice of actual or potential infringement of any of the Licensed Patents.  HDC has not initiated any enforcement action with respect to any of the Licensed Patents.

13.         HDC has not and will not collaborate with any third-party in an attempt to invalidate any intellectual property right related to the subject matter of the Licensed Technology.

C.            SPM Warranties.

SPM represents and warrants:

1.           SPM will not collaborate with any third party in an attempt to invalidate any Licensed Patent or with the intent to construct any non-infringement defense thereto.

2.           SPM will use its commercially-reasonable efforts to develop and commercialize the Licensed Technology in the Field of Use.

3.           To the extent permitted by law, SPM will notify HDC prior to, upon, or immediately after, the sale, transfer, or other disposition of all or substantially all of the assets of SPM, or upon the acquisition of the outstanding capital stock or other substantial equity interest in SPM, such that anyone shareholder owns in excess of 50% of the outstanding economic or voting interest of SPM’s outstanding capital stock or other equity interest.

ARTICLE IV.       PAYMENTS AND REPORTS

A.           Initial Payment.

Upon execution of the Agreement, SPM shall deliver to HDC, stock certificates or other indicia of fifteen percent (15%) initial equity interest in SPM as of the Effective Date, such ownership being a nondilutive interest of the first five million dollars ($5,000,000) of capital raised by SPM.  To the extent SPM issues equity interest beyond the first five million dollars ($5,000,000) of capital, HDC’s interest may be diluted only to the same extent and in the same manner as that of each other initial interest holder.  The initial equity interest is irrevocable and non-returnable as of the Effective Date of this Agreement, and is not creditable towards any other payment due HDC by SPM.

August 22, 2008

B.            Fees Payable.

1.           SPM shall pay to HDC, in accordance with the payment terms set forth herein, an amount (“Royalty Rate”) equal to seven and one-half percent (7.5%) of the SPM Net Proceeds received by SPM or an Affiliate with respect to each Test for which SPM has received remuneration during the term of this Agreement (the “SPM Fees”).

2.           The Royalty Rate set forth in Section IV.B.1.. may be reduced if SPM enters an agreement with a third party to aid in the development of a Licensed Product such that, for each five-hundred thousand dollars ($500,000) paid under an agreement with such third party to develop a Licensed Product, the Royalty Rate paid by SPM to HDC may be reduced up to one-half percent (1/2%).  For amounts less than five hundred thousand dollars ($500,000) but greater than one-hundred thousand dollars ($100,000), the Royalty Rate may be decreased on a pro rata basis.  In no case, however, shall the Royalty Rate equal less than five percent (5%) (Minimum Royalty Rate”) of the SPM Net Proceeds, except as set forth in Article IV.B.3. below.

3.           Notwithstanding Article IV.B.1., the Royalty Rate shall be 2% in the event Pfizer and/or Bruker bring to market a product authorized by their respective license from HDC, and which directly competes with an SPM Licensed Product in the Field of Use.

C.            Payment on Sale of SPM’s Breast Cancer Technology.

In the event that SPM, or the Breast Cancer Technology assets of SPM are sold within five (5) years from the Effective Date of this License Agreement, in addition to its equity interest, HDC will receive an amount equal to five percent (5%) of any sales amount in excess of ten (10) times the initial investment of cash and assets in SPM.

D.            Payment for HDC Contract Work

SPM will reimburse HDC quarterly for any actual HDC cash compensation, travel, and other out of pocket expenses related to the research efforts (“SPM Contract Research Projects”) of the following persons on behalf of SPM:  Hong Zhang, Ph.D.  The time worked on SPM Contract Research Projects will be recorded and reported monthly, along with a statement providing the hourly rate for each person and accounting for any additional expenses incurred or accrued by HDC in connection with SPM Contract Research Projects.  Any and all intellectual property that results from SPM Contract Research Projects will be solely the property of SPM.  HDC will exercise all management responsibility for SPM Contract Research Projects it has with HDC in a commercially reasonable manner that is acceptable to SPM.  SPM shall submit any requests for research under all such SPM Contract Research Projects to HDC, along with written details of the research requested.

August 22, 2008

E.            Reports and Remittances.

1.           Beginning upon approval of the first SPM Licensed Product by FDA or CLIA, and for the duration of the term of this Agreement, SPM shall report in writing to HDC within thirty (30) days after the end of each calendar quarter the quantities of each Licensed Product subject to the SPM Fees hereunder that were used or sold by SPM (or an Affiliate of SPM) during said quarter and the calculation of the SPM Fees thereon (each, a “SPM Report”).  No later than thirty (30) days following the date of each such SPM Report, SPM shall pay to HDC the total amount of the SPM Fees indicated in such SPM Report.  If no Licensed Product subject to fee hereunder has been used or sold by SPM during any such period, SPM shall so report in writing to HDC within thirty (30) days after the end of such period.  Reports, notices and other communications to HDC hereunder shall be sent to:

Stephen D. Barnhill, M.D.
Chairman & CEO
Health Discovery Corporation
2 East Bryan Street, Suite # 601
Savannah, GA  31401

      Payments by SPM to HDC shall be made by wire transfer of immediately available funds to the Bank of America, Attention: Patrick S. O’Neil, Routing No. 026009593, Account No. 003269058253.  The address of the Bank of America is 200 Bull Street, Savannah, Georgia  31401; phone 912-944-3138.

F.            Taxes.

Insofar as any SPM Fees due to HDC hereunder are subject to taxation by any country under the provisions of the tax laws of that country, then HDC shall bear such taxes and HDC hereby authorizes SPM to withhold such taxes from the payments of SPM Fees payable to HDC in accordance with this Agreement if SPM is either required to do so under such country’s tax laws or directed to do so by an independent tax advisor or any agency of such country’s government.  Whenever SPM deducts such tax from any payments due to HDC, then SPM shall furnish HDC with a tax certificate showing the payment of such tax to the government of such country.  In the event such taxes are assessed against SPM by reason of its failure to withhold such taxes from any payments which have been paid to HDC in accordance with this Agreement, then HDC shall reimburse SPM for such tax assessment, but not for any fine, penalty, fee or interest related to SPM’s failure to withhold, payor make timely payment of such taxes.

G.            Late Payment.

If any undisputed sum of money owed to a party hereunder is not paid when due, and remains unpaid for a period of fifteen (15) days following receipt of written notice of such failure to pay, the unpaid undisputed amount shall bear interest at the rate of one percent (1%), monthly, commencing on the day payment was due, until paid.

ARTICLE V.         COOPERATION

HDC shall assist SPM and provide all information generated by HDC requested by SPM necessary to obtain relevant approval or clearance from the Federal Food and Drug Administration or any other applicable state, federal, or national regulatory agency whose approval is required to commercialize the Licensed Products.

August 22, 2008

ARTICLE VI.        RECORDS

Each party shall keep adequate records in sufficient detail to enable the fees and payments detailed in Article IV hereof to be determined, and shall permit said records to be inspected upon reasonable notice and during regular business hours by an independent auditor appointed by the party requesting the audit for this purpose, which auditor shall report to the parties only the amount of fees or payments (as applicable) due hereunder.

ARTICLE VII.      CURRENCY CONVERSION CLAUSE

Fees shall be paid in U.S. Dollars.  For calculating fees due based on SPM Net Proceeds that accrued in a currency other than U.S. Dollars, the closing commercial buying rate of the lower of Citibank or Bank of America applicable to royalty or fee transactions under exchange regulations shall be used for the particular currency on the last business day for the accounting period for which payment is due.

ARTICLE VIII.     PATENT PROSECUTION, MAINTENANCE, AND PATENT INFRINGEMENT

A.            Patent Prosecution.

The prosecution of Licensed Patents is, and shall remain, within HDC’s sole discretion.

B.            Patent Maintenance.

HDC shall maintain the Licensed Patents, which maintenance shall include retaining one or more patent attorneys to prosecute and/or direct prosecution of a pending application, payment of attorney’s fees and costs for the prosecution of pending patent applications, payment of maintenance fees, and any other actions required to maintain the rights in the Licensed Patents.

1.           In the event that HDC is unable or unwilling to maintain any one or more of the Licensed Patents, SPM may pay the fees for maintaining said patents within Licensed Patent(s) and deduct such payment from any SPM Fees due under this License Agreement.  HDC shall thereupon assign said patents to SPM.  If HDC is unable or unwilling to maintain all or substantially all of the Licensed Patents, SPM may at its option, (i) maintain the Licensed Patent(s) and deduct such payment from SPM Fees due under this Agreement; or (ii) terminate the License Agreement upon thirty (30) days’ notice to HDC.

2.           HDC shall notify SPM before any rights in a Licensed Patent terminate for failure to pay maintenance fees with sufficient time to permit SPM to take action to maintain the patent, if it so chooses.

August 22, 2008

C.            Patent Infringement.

If either party learns of a substantial infringement of any of the Licensed Patents in the Field of Use, within the Licensed Territory, such party shall promptly provide written notice of the infringement to the other party with reasonable evidence of infringement.  Neither party will notify a third party of infringement of any of the Licensed Patents without first obtaining consent of the other party, which consent will not be unreasonably withheld, if the infringement is within the Field of Use.  Otherwise, HDC may act unilaterally.

1.           HDC will have the primary responsibility to enforce the Licensed Patents, including undertaking litigation or other enforcement action against a third party for infringement of the Licensed Patents.

  a.           In the event HDC undertakes litigation or other enforcement action against a third party infringer, SPM shall, at HDC’s expense for SPM’s reasonable out-of-pocket costs, cooperate with HDC as may be required to support HDC’s assertions against the third party infringer in the Field of Use.

  b.           Any proceeds from litigation or other enforcement action will first be applied to reimburse HDC for expenses incurred in the action. HDC may deduct an additional amount equal to twenty percent (20%) of the total expenses incurred in the action as compensation for lost time, business opportunities, and other difficult-to-quantify losses resulting from HDC’s prosecution of the action. If the infringement is in the Field of Use, remaining proceeds, if any, will be paid to SPM.

2.           If HDC declines to undertake litigation or other enforcement action against a third party for infringement in the Field of Use, SPM may at its option elect to: (i) enforce the Licensed Patent(s) at its own expense, and deduct such expense from any SPM Fees due under this License Agreement; or (ii) terminate the License Agreement upon thirty (30) days’ notice to HDC.

  a.           In the event SPM undertakes litigation or other enforcement action against a third party infringer, HDC shall, at SPM’s expense for HDC’s reasonable out-of-pocket costs, (i) join with SPM where HDC is a necessary party and, (ii) cooperate with SPM as may be required to support SPM’s assertions against the third party infringer.

  b.           Any proceeds from litigation or other enforcement action will first be applied to reimburse SPM for expenses incurred in the action.  SPM may deduct an additional amount equal to twenty percent (20%) of the total expenses incurred in the action as compensation for lost time, business opportunities and other difficult-to-quantify losses resulting from SPM’s prosecution of the action.  Remaining proceeds, if any, will be treated as SPM Net Proceeds received by SPM and subject to the SPM Fees.

August 22, 2008

ARTICLE IX.        CONFIDENTIALITY

The parties have entered into a Mutual Nondisclosure Agreement as of August 22nd, 2008 (the “NDA”) pursuant to which each of the parties agreed to preserve the confidentiality of the other party’s proprietary information.  The terms of the NDA shall continue to govern the parties throughout the term of this Agreement, and for two (2) years after its termination.

ARTICLE X.          TERMINATION

A.            Term.  Unless terminated earlier as hereinafter provided, and subject to the provisions of paragraph (B) of this Article, this Agreement shall terminate on the latest to occur of (i) the tenth (10th) anniversary of its Effective Date; or (ii) upon the expiration of the last of the Licensed Patents.

B.             Surviving Obligations.  The termination or expiration of this Agreement shall not relieve either party of:

1.           any liability under Article IX of this Agreement for damages resulting from a breach of the NDA; or

2.           its obligations to

  i.           make payment of SPM Fees pursuant to Article IV;

  ii.          maintain adequate records under Article VI;

  iii.         furnish written reports as provided in Article IV; and

  iv.         make payment of SPM Fees on any quantity of Licensed Product that is made or in process prior to the Effective Date of said termination and sold thereafter.

The termination of this Agreement shall not terminate either party’s rights under Articles III and IX hereof.

C.            Termination by SPM.  SPM may terminate this Agreement at any time after two (2) years after the Effective Date by giving HDC at least sixty (60) days’ prior written notice.

D.           Termination by HDC.

1.           In the event that any stipulation or provision of this Agreement is breached by SPM, HDC may terminate this Agreement upon sixty (60) days’ written notice to SPM.  However, if such breach is corrected within the sixty (60) day period, and there are no unreimbursed damages resulting from the breach, this Agreement and sublicenses shall continue in force.

August 22, 2008

2.           HDC may terminate the license granted to SPM in its entirety at any time in the event SPM alleges in any action, directly or indirectly, that any of the patents within Licensed Patents is invalid.

3.           HDC may terminate the license granted to SPM in its entirety in the event SPM terminates the commercial availability of all HDC Licensed Products and introduces into the market place a product that competes with a Licensed Product, or a product based on technology that competes with Licensed Technology.

4.           HDC may terminate the license granted to SPM in its entirety in the event SPM does not exercise its commercially-reasonable efforts to develop and commercialize the Licensed Technology in the Field of Use.  SPM’s failure to exercise reasonable efforts will be established in the event that SPM cannot demonstrate tangible evidence of such reasonable efforts.

5.           HDC may terminate the license granted to SPM in its entirety in the event SPM ceases entirely to have the ability to use, develop, or market the Licensed Technology due to SPM’s sole fault.

  HDC’s right to terminate SPM’s license pursuant to Articles X. D. 1, 3, 4, and 5 shall be subject to Article XIV.

  Subject to negotiations by the parties, the termination of SPM’s license pursuant to Articles X.D1, 3, 4, or 5 shall be deemed to be a conversion of the exclusive license to a nonexclusive license.

E.            Insolvency.  Should either party (1) become insolvent or unable to pay its debts as they mature, or (2) make an assignment for the benefit of creditors, or (3) permit or procure the appointment of a receiver for its assets, or (4) become the subject of any bankruptcy, insolvency or similar proceeding, then the other party may at any time thereafter upon written notice to such party, and effective concurrent with the date of such notice, cancel this Agreement.  Further, the parties intend, that in the event of a bankruptcy of the licensor, the licensee shall have the rights provided in Section 365(n) of the U.S. Bankruptcy Code, to retain this Agreement in full effect with respect to all Licensed Technology existing at such time, not withstanding any rejection of this Agreement as an executory contract under the general provisions of Section 365 of the U.S. Bankruptcy Code by a trustee or debtor-in-possession.

F.            Effect of Termination and Return of Technical Information.  Upon termination or expiration of this Agreement, the parties shall return or destroy, at the discretion of the disclosing party, all copies of confidential information disclosed or provided by the other party.

G.            Reversion of Intellectual Property Rights.  Except as otherwise specified in this Agreement, upon termination of this Agreement because of determined failures by SPM, all rights in the Licensed Technology granted under this License shall revert to HDC.  Any sublicense agreements granted by SPM prior to such termination shall remain in full force and effect, with the sublicense becoming a direct licensee (“Reverted Licensee”) of HDC.  In the event that an SPM sublicensee becomes a Reverted Licensee under this section, SPM shall retain the right to receive and collect all payments and fees due under that license from the Reverted Licensee and shall continue to make timely reporting and pay that portion of the payments originally due HDC to HDC.  SPM shall also keep records required hereunder showing the distribution of the payments between SPM and HDC, in accordance with Articles IV., VI., and X.B.

August 22, 2008

H.            Disposition of Licensed Products on Hand at Termination.  Upon termination of this Agreement, SPM shall cease its use of Licensed Technology, or any component thereof, provided, however, that SPM shall be permitted to sell Tests of Licensed Products already made or in process pursuant to this Agreement and pay the SPM Fees.

ARTICLE XI.        ASSIGNABILITY

A.            Neither this Agreement nor the rights or licenses herein granted shall be assignable or otherwise transferable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement in connection with the transfer or sale of its business or all or substantially all of its assets or stocks or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent.  It is understood by the parties that SPM may not and shall not utilize this License Agreement or any of its rights or obligations hereunder as a collateral in any financial transaction.

B.             In the event an assignee of either party does not perform all of the obligations of such assigning party hereunder, (i) the assigning party shall remain responsible and liable for all unperformed obligations and (ii) the non-assigning party shall have the right to terminate this Agreement.

ARTICLE XII.       APPLICABLE LAW

This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Delaware without regard to the principles thereof relating to the conflict of laws, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.  Subject to Article XIV, each party hereby subjects itself to the jurisdiction the state and federal courts in the State of Delaware.

ARTICLE XIII.      FORCE MAJEURE

Neither party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement where such delay or failure results from a cause beyond the control of, and without the fault or negligence of, such party, including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terroristic threats, strikes, labor disturbances, transportation difficulties or labor shortage.  Notwithstanding the aforesaid, if, after written notice is provided, either party fails to a substantial extent for at least sixty (60) days in fulfilling any of its obligations under this Agreement, the other party may terminate the Agreement.

August 22, 2008

ARTICLE XIV.     DISPUTE RESOLUTION

In the event that a dispute arises between the parties, the following procedures shall be followed:

A.            Negotiations.  In the event that any dispute may arise, the parties shall first seek to resolve any disputes by negotiation among senior executives who have authority to settle the controversy, as follows:

1.           Notification.  When a party believes there is a dispute relating to the Agreement, the party will give the other party written notice of the dispute.

2.           Meeting Among Senior Executives.  The senior executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.

3.           Confidentiality.  All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

B.            Mediation. If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the party receiving such notice fails or refuses to meet within such time period, either party may initiate mediation of the dispute by sending the other party a written request that the dispute be mediated.  The party receiving such a written request will promptly respond to the requesting party so that all parties can jointly select a neutral and impartial mediator and schedule the mediation session.  The parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.

C.            Litigation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, and not settled as described in Article XIV (A) or (B), may be settled by litigation in the courts of the State of Delaware.

D.            Miscellaneous. Each party shall bear its own costs related to any proceeding described in this Article XIV.  Nothing provided herein shall prevent a party from seeking equitable or injunctive relief.

ARTICLE XV.       ADJUDICATION OF LICENSED PATENTS

If, as a result of an action or proceeding initiated by a third party, any Licensed Patent is declared invalid or limited in scope by a final decision (from which no appeal is or can be taken) of a court or other tribunal of competent jurisdiction in the country or region in which said patent was granted, then the construction placed upon that patent by said court or other tribunal shall be followed by the parties hereto from and after the date of entry of the decree of said court or tribunal.

August 22, 2008

ARTICLE XVI.     MISCELLANEOUS PROVISIONS

A.            Nothing herein shall be construed to indicate that this Agreement is an employment, partnership or other joint venture agreement, it being fully understood that each party is acting as an independent contractor as its own agent and assumes full responsibility for its own account and for all of its actions hereunder.  Further, each of HDC and SPM acknowledges that this Agreement does not constitute HDC as an agent or legal representative of SPM, or constitute SPM as an agent or legal representative of HDC.  Each of HDC and SPM further acknowledges that neither party is authorized to create any obligation on behalf of the other.

B.            Each of HDC and SPM has all necessary corporate power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under its respective certificates of incorporation and by-laws to authorize the execution and consummation of this Agreement.

C.            HDC shall not be required to grant any additional right with respect to the Licensed Technology or furnish information as to which HDC will incur financial or other liability to a third party, and no information shall be required to be furnished over governmental prohibition or objection.

D.            The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of the rights granted by this Agreement shall be subject to the export, assets and financial control regulations of the United States of America including restrictions under regulations of the United States that may be applicable to direct or indirect reexportation of such technical information or of equipment, Licensed Technology, Licensed Products or services directly produced therefrom.

E.            No license or fight is granted by implication or otherwise with respect to any patent application, patent, trademark or copyright except as specifically set forth herein.  No right is granted by either party to this Agreement to use any registered or unregistered trademark or trade name of the other party.

F.            The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

G.            This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, intentions, representations, undertakings, or agreements, between them, either verbal or written, relating to the subject matter hereof.  This Agreement may only be amended, or any term hereof modified, by a written instrument that is duly executed by each of the parties hereto.

H.            This Agreement shall be binding upon and inure to the benefit of the successors, permitted assignees, and personal representatives of the parties.

I.             The waiver by either party of a default or breach of any provision of this Agreement by the other party shall not operate or be construed as a continuous waiver of any subsequent default or breach.

August 22, 2008

J.            If any portion of this Agreement shall be found to be illegal or unenforceable by a competent court or tribunal, to the extent possible, such provision shall be interpreted by limiting and reducing its effect so as to be legal and enforceable under the applicable law.  However, even the complete illegality or unenforceability of any clause shall in no way impair the legality or enforceability of any other clause in this Agreement, which shall remain in full effect.

K.           The captions to the several Articles and Sections hereof are not part of the Agreement but merely guides or labels to assist in locating and reading the several Articles and Sections hereof.  Any reference in this Agreement to an Article, Exhibit, Schedule, Attachment or Section shall, unless specifically provided, be to an Article, Exhibit, Schedule, Attachment or Section of this Agreement.

L.            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

M.           Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party, including, without limitation, any creditor of either party hereto.

N.            Any written notice required under this Agreement shall be sent to the respective addresses for the parties set forth in the introductory paragraphs of this Agreement via first class mail and shall be deemed effective five (5) business days after the mailing date thereof. Any written notice provided by certified mail, courier, facsimile or overnight delivery service with tracking capabilities shall be deemed effective when acknowledged by an official receipt or express acknowledgement of receipt.

O.            Neither party shall make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys, and agents whose duties require them to have access to such information), including but not limited to press releases, the existence or terms of this Agreement without the other party’s prior written consent, unless such disclosure is required by law (including securities laws, rules, and regulations, as well as the rules of any exchange on which either of the parties is or becomes publicly traded).  In the event such disclosure is required by law, the parties shall agree on the language of such disclosure. Any disclosure by a party to its officers, employees, accountants, attorneys, and/or agents shall be subject to the confidentiality restrictions of this Agreement.

P.            Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement, shall be subject to all laws of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions, or requests of any such government.

August 22, 2008

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HEALTH DISCOVERY CORPORATION

By: /s/ Stephen D. Barnhill, M.D.
Name: Stephen D. Barnhill, M.D.
Title: CEO
Date: August 22, 2008

SMART PERSONALIZED MEDICINE, LLC

By: /s/ Richard E. Caruso
Name: Richard E. Caruso
Title: President
Date: August 22, 2008

August 22, 2008

ATTACHMENT A

Licensed Patents

U.S. Patents and Applications

Patent/Application No.	Title

U.S. Patent No. 6,128,608	Enhancing Knowledge Discovery Using Multiple Support Vector Machines
U.S. Patent No. 6,157,921	Enhancing Knowledge Discovery Using Support Vector Machines in a Distributed Network Environment
U.S. Patent No. 6,427,141	Enhancing Knowledge Discovery Using Multiple Support Vector Machines.
U.S. Patent No. 6,658,395	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
U.S. Patent No. 6,714,925	System for Identifying Patterns in Biological Data Using a Distributed Network.
U.S. Patent No. 6,760,715	Enhancing Biological Knowledge Discovery Using Multiple Support Vector Machines.
U.S. Patent No. 6,789,069	Method of Identifying Patterns in Biological Systems and Method of Uses.
U.S. Patent No. 6,882,990	Method of Identifying Biological Patterns Using Multiple Data Sets.
U.S. Patent No. 6,944,602	Spectral Kernels for Learning Machines
U.S. Patent No. 6,996,542	Computer-Aided Image Analysis
U.S. Patent No. 7,117,188	Methods of Identifying Patterns in Biological Systems and Uses Thereof
U.S. Patent No. 7,299,213	Method of Using Kernel Alignment to Extract Significant Features from a Large Dataset
U.S. Patent No. 7,318,051	Methods for Feature Selection in a Learning Machine
U.S. Patent No. 7,353,215	Kernels and Methods for Selecting Kernels for Use in a Learning Machine
U.S. Patent No. 7,383,237	Computer-Aided Image Analysis
U.S. Patent Publication No. 2008/0059392	System for Providing Data Analysis Services Using a Support Vector Machine for Processing Data Received from a Remote Source
U.S. Patent Publication No. 2008/0033899	Feature Selection Using Support Vector Machine Classifier
U.S. Application No. 11/929,213	Methods for Feature Selection in a Learning Machine
U.S. Patent Publication No. 2005/0071140	Model Selection for Cluster Data Analysis

August 22, 2008

U.S. Patent Publication No. 2008/0140592	Model Selection for Cluster Data Analysis
U.S. Patent Publication No. 2006/0064415	Data Mining Platform for Bioinformatics
U.S. Patent Publication No. 2008/0097938	Data Mining Platform for Knowledge Discovery from Heterogeneous Data Types and/or Heterogeneous Data Sources
U.S. Patent Publication No. 2008/0097939	Data Mining Platform for Bioinformatics
U.S. Patent Publication No. 2005/0228591	Kernels and Kernel Methods for Spectral Data
U.S. Patent Publication No. 2008/0097940	Kernels and Kernel Methods for Spectral Data
U.S. Patent Publication No. 2005/0131847	Pre-Processed Feature Ranking for a Support Vector Machine
U.S. Application No. 11/928,784	Pre-Processed Feature Ranking for a Support Vector Machine
U.S. Application No. 11/929,354	Kernels and Methods for Selecting Kernels for Use in a Learning Machine
U.S. Provisional Application No. 61/027,416	Analysis of Flow Cytometry Data Using Support Vector Machines

Foreign Patents and Applications
Australian Patent No. 764897	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines.
South African Patent No. 00/7122	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines.
Australian Patent No. 780050	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
Chinese Patent No. ZL00808062.3	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
European Patent No. 1192595	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
German Patent No. DE60024452.0-08	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
Israeli Patent No. 146705	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Norwegian Patent No. 319,838	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
South Korean Patent No. 724104	Enhancing Knowledge Discovery from Data Sets Using Multiple Support Vector Machines
Australian Patent No. 779635	Method of Identifying Patterns in Biological Systems and Method of Uses.
Australian Patent No. 2002243783	Computer Aided Image Analysis
Japanese Patent No. 3947109	Computer Aided Image Analysis

August 22, 2008

Australian Patent No. 2002253879	Methods of Identifying Patterns in Biological Systems and Uses Thereof
Japanese Patent No. 4138486	Methods of Identifying Patterns in Biological Systems and Uses Thereof
Canadian Application No. 2,330,878	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
European Publication No. 1082646	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Hong Kong Application No. 011065063	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Indian Application No. 2000/00580	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Canadian Application No. 2,371,240	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Indian Application No. 2001/01329	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Japanese Application No. 2000-620577	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Canadian Application No. 2,388,595	Method of Identifying Patterns in Biological Systems and Method of Uses
European Publication No. 1236173	Method of Identifying Patterns in Biological Systems and Method of Uses
Japanese Application No. 2001-534088	Method of Identifying Patterns in Biological Systems and Methods of Uses
Canadian Application No. 2,435,254	Methods of Identifying Patterns in Biological Systems and Uses Thereof
European Publication No. 1459235	Methods of Identifying Patterns in Biological Systems and Uses Thereof
Canadian Application No. 2,435,290	Computer Aided Image Analysis
European Publication No. 1356421	Computer Aided Image Analysis
European Publication No. 1449108	Pre-Processed Feature Ranking for a Support Vector Machine

August 22, 2008

ATTACHMENT B

August 22, 2008

ATTACHMENT C

Ameripath Specialty Labs (including TGen and MPI)
Akzo Nobel (Organon)
Beckman Coulter
Bruker
Cepheid
Ciphergen
DiagnoCure
Epigenomics
Equibits
Hologic
Immunicon
Johnson & Johnson (Veridex)
OncoVista
Pathworks
Sophic